Exhibit 99.2

VANTAGE DRILLING COMPANY ANNOUNCES AGREEMENT TO PURCHASE MANDARIN DRILLING CORPORATION

Houston, Texas, July 7, 2010 (MARKET WIRE) – Vantage Drilling Company (“Vantage, or the “Company”) (NYSE Amex: VTG; VTG.U; VTG.WS) today announced that it has signed a definitive agreement to acquire the remaining 55% ownership interest in Mandarin Drilling Corporation, a Marshall Islands corporation (“Mandarin”), from F3 Capital, an exempted company incorporated under the laws of the Cayman Islands for a purchase price of approximately $139.65 million. Upon closing of this transaction the Company will be responsible for funding the remaining construction-related payments for the Platinum Explorer. The closing of the acquisition is subject to a financing condition and customary closing conditions. Vantage has currently invested approximately $123 million for its initial 45% ownership stake in Mandarin in November 2008. F3 Capital is wholly-owned by Hsin-Chi Su one of the Company’s directors and a significant shareholder of the Company. Mandarin’s sole asset is the construction contract for the Platinum Explorer, an ultra-deepwater drillship under construction at Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) in Okpo, Korea. Upon completion of the acquisition, the Company will be required to make further construction payments and related equipment and oversight payments aggregating approximately $650 (which includes approximately $70 million for construction payments that will be made to DSME from the acquisition purchase price of $139.65 million noted above) million to complete the purchase and outfitting of the Platinum Explorer.

Paul A. Bragg, the Company’s Chairman and CEO commented, “We are excited to acquire full ownership of the Platinum Explorer as we continue to build one of the most modern and technologically advanced offshore drilling rig fleets in the world.”

“As we have managed the project since inception in August 2007, we have the highest confidence in the quality of the asset we are buying. The Platinum Explorer is currently over 95% complete and is expected to be delivered in November 2010, on time and on budget.”

Upon completion of construction, the Platinum Explorer is expected to be deployed offshore India, pursuant to a five year fixed rate contract with Oil and Natural Gas Company (ONGC) at a rate of $585,000 per day. Mr. Bragg continued, “Beginning in 2011, we expect the Platinum Explorer to generate $145 to $150 million of EBITDA per year or approximately $750 million over the life of this contract. When combined with our four ultra-premium jackups currently operating, we expect that the Company will have an EBITDA run rate between $250 and $270 million per year.”

Mr. Su commented, “I am pleased that Vantage is acquiring full ownership of Platinum Explorer. This is an important further step in the Company being a differentiated and premier offshore drilling contractor, which is our shared objective. F3, through the TMT offshore team, have incorporated many of our innovations, along with DSME, in the Platinum Explorer that make the unit best in class from a safety and efficiency perspective, for ultra-deepwater drilling. Vantage has done an excellent job ensuring construction of the unit on time and on budget, and as a major shareholder of Vantage, I believe the transaction will help drive further shareholder value as Vantage continues to grow.”

The Platinum Explorer is equipped for drilling in water depths of up to 10,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The Platinum Explorer’s hull design has a variable deck load of approximately 20,000 tons and measures 781 feet long by 137 feet wide.

For more information on the transaction, please see the presentation on the Mandarin acquisition that is included under the Investor Relations tab on the Company’s website at www.vantagedrilling.com.

About the Company

Vantage is an international offshore drilling company focused on operating a fleet of high specification drilling units. Vantage’s principal business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future events, including, but not limited to, the completion of the acquisition of Mandarin, the Company’s growth strategy and measures to implement such strategy. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include competitive factors in the markets in which the Company operates, risks associated with operating internationally in the marine construction industry and other factors listed in the Company’s filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.